Regency Energy Partners, GE Energy Financial Services and
Alinda Capital Partners Announce Haynesville Expansion Project In Service

Pipeline Project Completed Under Budget

DALLAS, January 27, 2010 – Regency Energy Partners LP (Nasdaq: RGNC), Alinda Capital Partners LLC (“Alinda”) and an affiliate of GE Energy Financial Services (collectively, the “Joint Venture”) announced today that its Haynesville Expansion Project and Red River Lateral are in service.  The Haynesville Expansion Project and the Red River Lateral increase the total pipeline capacity of the Regency Intrastate Gas System (“RIGS”) to approximately 2.1 Bcf/d.

“The Haynesville Expansion Project was specifically constructed to provide much needed takeaway capacity for Haynesville Shale gas in North Louisiana and is the first major project to be placed in service in the region,” said Byron Kelley, chairman, president and chief executive officer of Regency.  “This accomplishment is a testament to the execution and dedication of our construction team and contractors, who worked diligently to ensure an under-budget completion, despite challenging weather conditions.”

“We continue to see impressive drilling results in the Haynesville Shale, and the Joint Venture is evaluating additional expansions to RIGS, which we believe is well positioned for future growth in the region,” continued Kelley.

The Haynesville Expansion Project and the Red River Lateral are underwritten by firm transportation agreements with 10-year terms, and approximately 85 percent of projected revenues are expected to come from reservation fees.   RIGS will begin charging shippers for reservation fees commencing February 1, 2010.

About Regency Energy Partners
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at .

About Alinda Capital Partners LLC
Alinda Capital Partners LLC is the largest manager in the United States of pension assets for infrastructure investments, and the second largest in the world, with over $6 billion in capital commitments. Alinda’s investors are predominantly pension funds for public sector and private sector workers and include some of the largest institutional investors in the world. Alinda has ownership interests in airports, ports, roads, rail, gas distribution and transmission, gas pipelines, water and wastewater, and other infrastructure assets that provide essential services to communities, governments and businesses. Alinda’s portfolio companies serve over 125 million customers annually. For more information, visit www.alinda.com.

About GE Energy Financial Services
GE Energy Financial Services’ experts invest globally with a long-term view, backed by the best of GE’s technical know-how, financial strength and rigorous risk management, across the capital spectrum, in one of the world’s most capital-intensive industries, energy. GE Energy Financial Services helps its customers and GE grow through new investments, strong partnerships and optimization of its more than $22 billion in assets. GE Energy Financial Services is based in Stamford, Connecticut. For more information, visit www.geenergyfinancialservices.com.

This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the gathering, processing, transportation and contract compression businesses, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

Specifically, the success of Regency’s Haynesville Expansion Project is subject to the successful exploration and development of the Haynesville Shale, a new and emerging natural gas play. The results of producers’ exploratory drilling in new or emerging plays, such as the Haynesville Shale, are more uncertain than drilling results in areas that are developed and have established production.   Since the Haynesville Shale has limited production history, past drilling results in this area will be of limited help in predicting future drilling results in the area.  To the extent that producers in the area are unable to execute their exploratory drilling and development plans in this area, the return on Regency’s investment from this project may not be as attractive as originally anticipated.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:
Shannon Ming
Vice President, Investor Relations & Corporate Finance Support
Regency Energy Partners
214-840-5477
IR@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com

Chris Beale
Alinda Capital Partners LLC
212-838-6403

Andy Katell
GE Energy Financial Services
203-961-5773